UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 1: On May 22, 2025 Beaver Hollow Wellness, LLC (“Beaver Hollow”) withdrew its slate of nominees for election to the Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”) at its 2025 annual meeting of shareholders (the “Annual Meeting”), scheduled to be held virtually on June 3, 2025, at 9:00 a.m. Eastern Daylight Time. Accordingly, Beaver Hollow has terminated its proxy solicitation and will not vote any further proxies received from stockholders of the Company on the WHITE proxy card at the Annual Meeting. Previously received WHITE proxies will be delivered to the Company and voted as instructed unless they are revoked. However, as none of Beaver Hollow’s nominees are standing for election at the Annual Meeting following Beaver Hollow’s withdrawal of its nominees, no votes received before or after the withdrawal will be counted with respect to the election of Beaver Hollow’s nominees to the Board.

Following the withdrawal of its director nominees and termination of its proxy solicitation, Beaver Hollow intends to vote the shares of the Company’s common stock beneficially owned by Beaver Hollow and its affiliates “Withhold” with respect to the election of incumbent board members Brent D. Baird, William F. Farrell, Jr., Karen L. Howard, Christopher M. Marks and Evan H. Wax at the Annual Meeting.

Shareholders who wish to vote on the election of directors and other proposals to be considered at the Annual Meeting should vote on the Company’s BLUE proxy card or voting instruction form. If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. If you have not yet voted, you do not need to obtain a new proxy card or voting instruction form; instead, please disregard the names of Beaver Hollow’s nominees as nominees for election as director.

*****

Item 2: On May 22, 2025 Beaver Hollow Wellness, LLC released the following press release, announcing the withdrawal of its slate of nominees for election to the Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”):

BHW Secures Historic Win for Servotronics Shareholders and Western New York

Withdraws Proxy Campaign Following TransDigm Agreement that Preserves

Local Jobs

Buffalo, NY – Beaver Hollow Wellness, LLC (“BHW”), the largest shareholder of Servotronics, Inc. (NYSE American: SVT), today announced it will conclude its proxy solicitation campaign following the proposed acquisition of Servotronics by TransDigm Group Incorporated (NYSE: TDG). This landmark transaction not only delivers an exceptional return to shareholders, but also reflects a significant step forward in preserving Western New York’s aerospace manufacturing base.

“We did not begin this campaign for ourselves—we did it to protect 275 hard-working employees and the advanced manufacturing capabilities that Western New York has proudly built over decades,” said Paul L. Snyder III, Chairman of BHW. “It is a testament to our region’s strength that a world-class aerospace company like TransDigm recognizes the value of Servotronics and is committed to investing in its people and facilities. We welcome their leadership and intend to hold them to this commitment.”

BHW’s campaign has already generated outsized value, resulting in a 250+% share price premium compared to the stock’s level when BHW nominated its board slate in January 2025. That premium is a direct outcome of the pressure applied by BHW’s S.A.V.E. Servotronics Plan, which catalyzed overdue strategic action by the incumbent board.

“TransDigm saw what we saw—underutilized potential, proprietary technology, and a skilled workforce worth protecting,” Snyder continued. “Without our effort, Servotronics would have continued to drift toward irrelevance. Because of our campaign, its future is now in the hands of a firm capable of securing long-term success.”

Although BHW is concluding its campaign, it will continue to advocate for transparency and accountability in how the acquisition is implemented. The firm is encouraging TransDigm to issue a formal public commitment to maintain and grow Servotronics’ operations in Elma and Franklinville, N.Y.

“We have been—and will always be—champions of Western New York,” Snyder emphasized. “BHW’s mission goes beyond corporate transactions. It’s about ensuring our community, our workers, and our industries are not left behind. That commitment will not waver.”

About Beaver Hollow Wellness

Beaver Hollow Wellness, LLC is a private investment and business development firm dedicated to operational excellence, workforce empowerment, and driving long-term value for shareholders and communities alike.

Media Contact

Kevin Keenan

Keenan Communications Group

(716) 481-6806

kevin@keenancommunicationsgroup.com

Investor Contact

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

BHW@allianceadvisors.com